Exhibit 99.1

NYSE: TRV

Travelers Reports Second Quarter Net Income per Diluted Share of $2.53, Up 30% from Prior Year Quarter

Operating Income per Diluted Share of $2.52, Up 31% from Prior Year Quarter

Return on Equity and Operating Return on Equity of 13.3% and 14.2%, Respectively

•             Net income and operating income of $812 million and $806 million, up 19% and 20%, respectively, from prior year quarter.

•             Consolidated combined ratio of 90.8% with strong underwriting results in each business segment.

•             Net written premiums of $6.169 billion comparable to prior year quarter. Continued to achieve very strong business retention.

•             Total capital returned to shareholders of $995 million in the quarter, including $801 million of share repurchases. Year-to-date total capital returned to shareholders of $1.845 billion, including $1.473 billion of share repurchases.

•             Book value per share of $77.51 increased 3% from the prior year quarter end and 1% from year-end 2014. Adjusted book value per share of $73.09 increased 5% and 3%, respectively, from the same dates.

•             Board of Directors approves quarterly dividend per share of $0.61.

New York, July 21, 2015 — The Travelers Companies, Inc. today reported net income of $812 million, or $2.53 per diluted share, for the quarter ended June 30, 2015, compared to net income of $683 million, or $1.95 per diluted share, in the prior year quarter. Operating income in the current quarter was $806 million, or $2.52 per diluted share, compared to $673 million, or $1.93 per diluted share, in the prior year quarter. The increase in net and operating income primarily resulted from lower catastrophe losses and a $32 million benefit from the resolution of prior year tax matters, partially offset by lower net investment income. Per diluted share amounts also benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2015	2014	Change		2015	2014	Change
Net written premiums	$6,169	$6,162	—%		$12,066	$12,035	—%
Total revenues	$6,706	$6,785	(1)		$13,332	$13,493	(1)

Operating income	$806	$673	20		$1,633	$1,725	(5)
per diluted share	$2.52	$1.93	31		$5.05	$4.89	3

Net income	$812	$683	19		$1,645	$1,735	(5)
per diluted share	$2.53	$1.95	30		$5.08	$4.91	3

Diluted weighted average shares outstanding	318.0	346.7	(8)		321.2	350.5	(8)

Combined ratio	90.8%	95.1%	(4.3	)pts	89.9%	90.5%	(0.6	)pts
Underlying combined ratio	90.6%	90.9%	(0.3	)pts	90.4%	89.6%	0.8	pts

Operating return on equity	14.2%	11.4%	2.8	pts	14.3%	14.6%	(0.3	)pts
Return on equity	13.3%	10.7%	2.6	pts	13.3%	13.7%	(0.4	)pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2015	2014	2014	2014	2014
Book value per share	$77.51	$77.08	$75.32	1%	3%
Adjusted book value per share	73.09	70.98	69.38	3	5

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report another strong quarter, with operating income of $806 million and operating return on equity of 14.2%,” commented Jay Fishman, Chairman and Chief Executive Officer. “Our results were driven by strong underwriting performance across all of our business segments, as reflected in our consolidated combined ratio of 90.8%, as well as net investment income which was consistent with our expectations. We continue to deploy our capital first by seeking opportunities that offer attractive returns, and then by returning excess capital to shareholders. In the quarter, we returned almost $1 billion to shareholders, including approximately $800 million in share repurchases.

“We remain very pleased with both the stability of the markets in which we compete, as well as how we have executed on our strategies. Given our strong product returns, our goal has been to retain a high percentage of business that meets our return thresholds, to improve profitability where needed, and to actively seek and quote on new business that is consistent with our profitability targets. For the first half of the year, we have achieved our goals as evidenced by historically high retentions, broadly stable renewal pricing, and solid new business. We believe these results demonstrate the value we provide to our agents, brokers, and customers.

“We continue to believe that creating shareholder value is achieved by building meaningful and sustainable competitive advantages which deliver superior returns over time and returning excess capital to shareholders. This strategy has been extremely effective for us, and with our data-driven decisions and relentless focus on execution, we remain well positioned to continue to deliver superior shareholder value.”

Consolidated Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2015	2014	Change		2015	2014	Change
Underwriting gain:	$511	$257	$254		$1,131	$1,048	$83
Underwriting gain includes:
Net favorable prior year reserve development	207	183	24		450	477	(27)
Catastrophes, net of reinsurance	(221)	(436)	215		(383)	(585)	202

Net investment income	632	695	(63)		1,224	1,431	(207)

Other income/(expense), including interest expense	(77)	(67)	(10)		(151)	(125)	(26)
Operating income before income taxes	1,066	885	181		2,204	2,354	(150)
Income tax expense	260	212	48		571	629	(58)
Operating income	806	673	133		1,633	1,725	(92)
Net realized investment gains after income taxes	6	10	(4)		12	10	2
Net Income	$812	$683	$129		$1,645	$1,735	$(90)

Combined ratio	90.8%	95.1%	(4.3	)pts	89.9%	90.5%	(0.6	)pts

Impact on combined ratio
Net favorable prior year reserve development	(3.5)	(3.1)	(0.4	)pts	(3.8)	(4.1)	0.3	pts
Catastrophes, net of reinsurance	3.7	7.3	(3.6	)pts	3.3	5.0	(1.7	)pts

Underlying combined ratio	90.6%	90.9%	(0.3	)pts	90.4%	89.6%	0.8	pts

Net written premiums
Business and International Insurance	$3,679	$3,729	(1)%		$7,476	$7,501	—%
Bond & Specialty Insurance	534	540	(1)		1,012	1,022	(1)
Personal Insurance	1,956	1,893	3		3,578	3,512	2
Total	$6,169	$6,162	—%		$12,066	$12,035	—%

Second Quarter 2015 Results

(All comparisons vs. second quarter 2014, unless noted otherwise)

Net income of $812 million after-tax and operating income of $806 million after-tax increased $129 million and $133 million, respectively, primarily driven by lower catastrophe losses and a $32 million benefit from the resolution of prior year tax matters, partially offset by lower net investment income.

Underwriting results

•                  The combined ratio improved 4.3 points to 90.8% due to lower catastrophe losses (3.6 points), higher net favorable prior year reserve development (0.4 points), and a lower underlying combined ratio (0.3 points).

•                  The underlying combined ratio remained strong, improving 0.3 points to 90.6%.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from wind and hail storms in several regions of the United States.

Net investment income of $632 million pre-tax ($503 million after-tax) decreased primarily due to lower private equity and fixed income returns. Private equity returns were particularly high in the prior year quarter and were impacted in the current quarter by lower valuations for energy-related investments. Fixed income returns declined due to lower reinvestment rates and modestly lower fixed income investments that were impacted by the Company’s $579 million payment in the first quarter 2015 related to the settlement of the Asbestos Direct Action Litigation.

Net written premiums of $6.169 billion were comparable to the prior year quarter, benefitting from positive renewal premium changes, strong retention in each business segment, and a significant increase in new business in Personal Insurance, partially offset by the impact of changes in foreign currency exchange rates.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Net income of $1.645 billion after-tax and operating income of $1.633 billion after-tax decreased $90 million and $92 million, respectively, primarily driven by lower net investment income and a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), partially offset by lower catastrophe losses and the $32 million benefit from the resolution of prior year tax matters. The underlying underwriting gain in the prior year period benefitted from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio improved 0.6 points to 89.9% due to lower catastrophe losses (1.7 points), partially offset by a higher underlying combined ratio (0.8 points) and lower net favorable prior year reserve development (0.3 points).

•                  The underlying combined ratio, while remaining strong, increased 0.8 points to 90.4%, due to an increase in the expense ratio (1.1 points). The expense ratio increased primarily due to the inclusion in the prior year period of the above mentioned state assessments benefit (0.6 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter 2015 events discussed above, as well as a winter storm in the eastern United States in the first quarter 2015.

Net investment income of $1.224 billion pre-tax ($981 million after-tax) decreased primarily due to lower private equity returns and fixed income returns. Private equity returns were particularly high in the prior year period and were impacted in the current period by lower valuations for energy-related investments. Fixed income returns declined due to lower reinvestment rates and modestly lower fixed income investments that were impacted by the Company’s $579 million payment in the first quarter 2015 related to the settlement of the Asbestos Direct Action Litigation.

Net written premiums of $12.066 billion increased slightly from the prior year period, benefitting from positive renewal premium changes and an increase in retention and new business, partially offset by the impact of changes in the timing and structure of certain of the Company’s reinsurance treaties and the impact of changes in foreign currency exchange rates.

Shareholders’ Equity

Shareholders’ equity of $24.121 billion decreased 3% from year-end 2014 primarily due to a reduction in after-tax net unrealized investment gains. After-tax net unrealized investment gains were $1.376 billion, compared to $1.966 billion at year-end 2014. Book value per share of $77.51 increased 1% from year-end 2014, while adjusted book value per share of $73.09 increased 3% from year-end 2014.

The Company repurchased 7.9 million shares during the second quarter and 14.2 million shares year-to-date at a total cost of $801 million and $1.473 billion, respectively, leaving $5.084 billion of remaining capacity under its existing share repurchase authorization at the end of the quarter. Also as of the end of the quarter, statutory capital and surplus was $20.851 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.8%, well within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.61 per share. This dividend is payable on September 30, 2015, to shareholders of record as of the close of business on September 10, 2015.

Business and International Insurance Segment Financial Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2015	2014	Change		2015	2014	Change

Underwriting gain:	$230	$55	$175		$458	$424	$34
Underwriting gain includes:
Net favorable prior year reserve development	103	47	56		180	142	38
Catastrophes, net of reinsurance	(108)	(242)	134		(207)	(325)	118

Net investment income	487	539	(52)		941	1,109	(168)

Other income	5	10	(5)		13	22	(9)
Operating income before income taxes	722	604	118		1,412	1,555	(143)
Income tax expense	179	133	46		354	390	(36)
Operating income	$543	$471	$72		$1,058	$1,165	$(107)

Combined ratio	93.2%	98.1%	(4.9	)pts	93.3%	93.7%	(0.4	)pts

Impact on combined ratio
Net favorable prior year reserve development	(2.8)	(1.3)	(1.5	)pts	(2.5)	(2.0)	(0.5	)pts
Catastrophes, net of reinsurance	2.9	6.6	(3.7	)pts	2.9	4.5	(1.6	)pts

Underlying combined ratio	93.1%	92.8%	0.3	pts	92.9%	91.2%	1.7	pts

Net written premiums by market
Domestic
Select Accounts	$709	$705	1%		$1,431	$1,423	1%
Middle Market	1,456	1,420	3		3,189	3,052	4
National Accounts	228	243	(6)		527	543	(3)
First Party	452	450	—		792	837	(5)
Specialized Distribution	300	283	6		568	550	3
Total Domestic	3,145	3,101	1		6,507	6,405	2
International	534	628	(15)		969	1,096	(12)
Total	$3,679	$3,729	(1)%		$7,476	$7,501	—%

Second Quarter 2015 Results

(All comparisons vs. second quarter 2014, unless noted otherwise)

Business and International Insurance had another strong quarter with operating income of $543 million after-tax and a combined ratio of 93.2%. Operating income increased $72 million primarily due to lower catastrophes, higher net favorable prior year reserve development, and a $12 million benefit from the resolution of prior year tax matters in the current quarter, partially offset by lower net investment income and a slightly lower underlying underwriting gain.

Underwriting results

•                  The combined ratio improved 4.9 points to 93.2%, due to lower catastrophe losses (3.7 points) and higher net favorable prior year reserve development (1.5 points), partially offset by a higher underlying combined ratio (0.3 points).

•                  The underlying combined ratio, while remaining strong, increased by 0.3 points to 93.1%.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the workers’ compensation product line for accident years 2006 and prior, better than expected loss experience in the general liability product line primarily related to primary coverages for accident years 2008 through 2013, reflecting more favorable legal and judicial environments than what the Company previously expected, better than expected loss experience in the Company’s operations at Lloyd’s and in Canada, better than expected loss experience for property coverages in the commercial multi-peril product line primarily related to non-catastrophe losses for accident years 2012 and 2014, and better than expected loss experience for the property product line related to catastrophe losses for accident year 2014. These improvements were partially offset by a $47 million after-tax ($72 million pre-tax) increase to environmental reserves.

Net written premiums decreased 1% to $3.679 billion. Domestic net written premiums increased 1% driven by positive renewal premium changes and an increase in retention rates. International net written premiums decreased 15% primarily due to the impact of changes in foreign currency exchange rates.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Business and International Insurance performed well in the period with operating income of $1.058 billion after-tax and a combined ratio of 93.3%. Operating income decreased $107 million primarily due to lower net investment income and a lower underlying underwriting gain, partially offset by lower catastrophe losses, higher net favorable prior year reserve development and the $12 million benefit from the resolution of prior year tax matters. The underlying underwriting gain in the prior year period benefitted from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio improved 0.4 points to 93.3%, due to lower catastrophe losses (1.6 points) and higher net favorable prior year reserve development (0.5 points), partially offset by a higher underlying combined ratio (1.7 points).

•                  The underlying combined ratio, while remaining strong, increased 1.7 points to 92.9%, due to an increase in the expense ratio (1.7 points). The expense ratio increased primarily due to the inclusion in the prior year quarter of the above mentioned state assessments benefit (1.1 points).

•                  Net favorable prior year reserve development primarily resulted from the same factors as discussed above for the second quarter, as well as better than expected loss experience in the general liability product line primarily related to primary coverages for accident years 2005 and prior, and better than expected loss experience for the property product line related to catastrophe losses for accident years 2012 and 2013.

Net written premiums of $7.476 billion were comparable to the prior year. Domestic net written premiums increased 2% driven by positive renewal premium changes, an increase in retention rates, and an increase in new business, partially offset by the impact of changes in the timing and structure of certain of the Company’s reinsurance treaties. International net written premiums decreased 12% primarily due to the impact of changes in foreign currency exchange rates.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2015	2014	Change		2015	2014	Change

Underwriting gain:	$136	$217	$(81)		$254	$371	$(117)
Underwriting gain includes:
Net favorable prior year reserve development	40	124	(84)		75	191	(116)
Catastrophes, net of reinsurance	(1)	(4)	3		(2)	(5)	3

Net investment income	57	62	(5)		113	128	(15)

Other income	5	6	(1)		10	10	—
Operating income before income taxes	198	285	(87)		377	509	(132)
Income tax expense	47	93	(46)		102	163	(61)
Operating income	$151	$192	$(41)		$275	$346	$(71)

Combined ratio	73.7%	58.4%	15.3	pts	74.9%	63.4%	11.5	pts

Impact on combined ratio
Net favorable prior year reserve development	(7.7)	(23.7)	16.0	pts	(7.3)	(18.6)	11.3	pts
Catastrophes, net of reinsurance	0.3	0.9	(0.6	)pts	0.2	0.6	(0.4	)pts

Underlying combined ratio	81.1%	81.2%	(0.1	)pts	82.0%	81.4%	0.6	pts

Net written premiums
Management Liability	$322	$331	(3)%		$643	$655	(2)%
Surety	212	209	1		369	367	1
Total	$534	$540	(1)%		$1,012	$1,022	(1)%

Second Quarter 2015 Results

(All comparisons vs. second quarter 2014, unless noted otherwise)

Bond & Specialty Insurance had another strong quarter, with operating income of $151 million after-tax and a combined ratio of 73.7%. Operating income was $41 million lower than the prior year quarter due to lower net favorable prior year reserve development, partially offset by a $16 million benefit from the resolution of prior year tax matters in the current quarter.

Underwriting results

•                  The combined ratio, while remaining strong at 73.7%, increased 15.3 points primarily due to lower net favorable prior year reserve development (16.0 points).

•                  The underlying combined ratio remained strong at 81.1% and was comparable to the prior year quarter.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the contract surety product line for accident years 2010 through 2013.

Bond & Specialty Insurance net written premiums decreased slightly to $534 million.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Bond & Specialty Insurance performed well in the period with operating income of $275 million after-tax and a combined ratio of 74.9%. Operating income decreased by $71 million due to lower net favorable prior year reserve development, partially offset by the $16 million benefit from the resolution of prior year tax matters.

Underwriting results

•                  The combined ratio remained strong at 74.9% while increasing 11.5 points primarily due to lower net favorable prior year reserve development (11.3 points).

•                  The underlying combined ratio remained strong at 82.0%.

•                  Net favorable prior year reserve development primarily resulted from the same factors as discussed above for the second quarter.

Bond & Specialty Insurance net written premiums decreased slightly to $1.012 billion.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,				Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2015	2014	Change		2015	2014	Change

Underwriting gain/(loss):	$145	$(15)	$160		$419	$253	$166
Underwriting gain/(loss) includes:
Net favorable prior year reserve development	64	12	52		195	144	51
Catastrophes, net of reinsurance	(112)	(190)	78		(174)	(255)	81

Net investment income	88	94	(6)		170	194	(24)

Other income	12	17	(5)		24	43	(19)
Operating income before income taxes	245	96	149		613	490	123
Income tax expense	71	21	50		187	147	40
Operating income	$174	$75	$99		$426	$343	$83

Combined ratio	91.1%	99.8%	(8.7	)pts	87.3%	91.7%	(4.4	)pts

Impact on combined ratio
Net favorable prior year reserve development	(3.5)	(0.7)	(2.8	)pts	(5.5)	(4.1)	(1.4	)pts
Catastrophes, net of reinsurance	6.2	10.7	(4.5	)pts	4.9	7.2	(2.3	)pts

Underlying combined ratio	88.4%	89.8%	(1.4	)pts	87.9%	88.6%	(0.7	)pts

Net written premiums
Agency Automobile(1)	$890	$831	7%		$1,712	$1,619	6%
Agency Homeowners & Other(1)	1,010	1,016	(1)		1,758	1,804	(3)
Direct to Consumer	56	46	22		108	89	21
Total	$1,956	$1,893	3%		$3,578	$3,512	2%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Second Quarter 2015 Results

(All comparisons vs. second quarter 2014, unless noted otherwise)

Personal Insurance operating income of $174 million after-tax increased by $99 million due to strong underwriting performance, primarily driven by lower catastrophe losses, higher net favorable prior year reserve development, a higher underlying underwriting gain, and a $4 million benefit from the resolution of prior year tax matters in the current quarter.

Underwriting results

•                  The combined ratio improved 8.7 points to 91.1%, primarily driven by lower catastrophe losses (4.5 points), higher net favorable prior year reserve development (2.8 points), and a lower underlying combined ratio (1.4 points).

•                  The underlying combined ratio remained strong, improving 1.4 points to 88.4%, primarily due to lower non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the homeowners and other product line for liability coverages for accident years 2011 through 2014 and for non-catastrophe weather-related losses for accident year 2014, and better than expected loss experience in the Automobile product line for liability coverages for accident years 2012 through 2014.

Personal Insurance net written premiums of $1.956 billion increased 3%. Agency Automobile net written premiums grew by 7%, primarily due to higher new business that was driven by the continued success of Quantum 2.0. Agency Automobile policies in force increased by 4% from the prior year quarter. While Agency Homeowners & Other net written premiums were comparable to the prior year quarter, new business has improved. Agency Homeowners & Other policies in force, while down 2% from the prior year quarter, increased slightly on a sequential quarter basis.

Year-to-Date 2015 Results

(All comparisons vs. year-to-date 2014, unless noted otherwise)

Personal Insurance operating income of $426 million after-tax increased $83 million due to strong underwriting performance, primarily driven by lower catastrophe losses, higher net favorable prior year reserve development, a higher underlying underwriting gain, and the $4 million benefit from the resolution of prior year tax matters.

Underwriting results

•                  The combined ratio improved 4.4 points to 87.3%, primarily driven by lower catastrophe losses (2.3 points), higher net favorable prior year reserve development (1.4 points), and a lower underlying combined ratio (0.7 points).

•                  The underlying combined ratio remained strong, improving 0.7 points to 87.9%, primarily driven by lower non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development primarily resulted from the same factors as discussed above for the second quarter, as well as better than expected loss experience for catastrophe weather-related losses for accident year 2011.

Other income of $24 million decreased primarily due to the inclusion in the prior year period of revenues associated with the runoff of the Company’s National Flood Insurance Program which was sold on a renewal rights basis in 2013.

Personal Insurance net written premiums of $3.578 billion increased 2%. Agency Automobile net written premiums increased 6% due to higher new business. Agency Homeowners & Other net written premiums decreased 3%, primarily driven by the impact of changes in the timing and structure of certain of the Company’s reinsurance treaties.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, July 21, 2015. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-272-6255 within the U.S. and 1-303-223-2680 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21770122 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The Company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information.  Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/Travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance: The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance: The Bond & Specialty Insurance segment provides surety, crime, management and professional liability coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the Company’s outlook, share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives, including initiatives such as in Personal Insurance, to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and its profitability;

•                  consolidation within the insurance industry, including among insurance companies, reinsurance companies and brokers and independent insurance agencies, could alter the competitive environment in which the Company operates, which may impact the Company’s premium volume, the rate it can charge for its products, and the terms on which its products are offered;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business and investment operations including reinsurance or structured settlements;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security and/or outsourcing relationships, including cloud-based, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the United States, including in the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 12, 2015.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2015	2014	2015	2014

Operating income	$1,066	$885	$2,204	$2,354
Net realized investment gains	10	16	20	17
Net income	$1,076	$901	$2,224	$2,371

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2015	2014	2015	2014

Operating income	$806	$673	$1,633	$1,725
Net realized investment gains	6	10	12	10
Net income	$812	$683	$1,645	$1,735

	Twelve Months Ended December 31,
($ in millions, after-tax)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	1	3	3	4	4	5	6
Operating income	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Basic earnings per share
Operating income	$2.54	$1.95	$5.10	$4.94
Net realized investment gains	0.02	0.03	0.04	0.03
Net income	$2.56	$1.98	$5.14	$4.97

Diluted earnings per share
Operating income	$2.52	$1.93	$5.05	$4.89
Net realized investment gains	0.01	0.02	0.03	0.02
Net income	$2.53	$1.95	$5.08	$4.91

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2015	2014	2015	2014

Business and International Insurance	$543	$471	$1,058	$1,165
Bond & Specialty Insurance	151	192	275	346
Personal Insurance	174	75	426	343
Total segment operating income	868	738	1,759	1,854
Interest Expense and Other	(62)	(65)	(126)	(129)
Total operating income	$806	$673	$1,633	$1,725

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of June 30,
($ in millions)	2015	2014

Adjusted shareholders’ equity	$22,733	$23,509
Net unrealized investment gains, net of tax	1,376	2,013
Net realized investment gains, net of tax	12	10
Shareholders’ equity	$24,121	$25,532

	As of December 31,
($ in millions)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	51	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2015	2014	2015	2014

Annualized operating income	$3,225	$2,693	$3,266	$3,450
Adjusted average shareholders’ equity	22,755	23,612	22,786	23,603
Operating return on equity	14.2%	11.4%	14.3%	14.6%

Annualized net income	$3,247	$2,730	$3,289	$3,470
Average shareholders’ equity	24,484	25,460	24,662	25,276
Return on equity	13.3%	10.7%	13.3%	13.7%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through June 30, 2015

	Six Months Ended
	June 30,		Twelve Months Ended December 31,
($ in millions)	2015	2014	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$1,633	$1,725	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	3,266	3,450
Adjusted average shareholders’ equity	22,786	23,603	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	14.3%	14.6%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through June 30, 2015			13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2015	2014	2015	2014

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$525	$510	$1,064	$1,156
Pre-tax impact of catastrophes	(221)	(436)	(383)	(585)
Pre-tax impact of net favorable prior year loss reserve development	207	183	450	477
Pre-tax underwriting gain	511	257	1,131	1,048
Income tax expense on underwriting results	158	95	383	379
Underwriting gain	353	162	748	669
Net investment income	503	553	981	1,135
Other expense, including interest expense	(50)	(42)	(96)	(79)
Operating income	806	673	1,633	1,725
Net realized investment gains	6	10	12	10
Net income	$812	$683	$1,645	$1,735

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services, fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2015	2014	2015	2014

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,547	$3,826	$6,978	$7,141
Less:
Policyholder dividends	10	7	19	18
Allocated fee income	43	46	85	89
Loss ratio numerator	$3,494	$3,773	$6,874	$7,034

Underwriting expense ratio
Amortization of deferred acquisition costs	$963	$965	$1,926	$1,915
General and administrative expenses (G&A)	1,028	1,001	2,020	1,882
Less:
G&A included in Interest Expense and Other	7	9	14	16
Allocated fee income	68	66	137	130
Billing and policy fees and other	22	25	45	55
Expense ratio numerator	$1,894	$1,866	$3,750	$3,596

Earned premium	$5,931	$5,928	$11,819	$11,751

Combined ratio (1)
Loss and loss adjustment expense ratio	58.9%	63.6%	58.2%	59.9%
Underwriting expense ratio	31.9%	31.5%	31.7%	30.6%
Combined ratio	90.8%	95.1%	89.9%	90.5%

(1) For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Shareholders’ Equity, excluding net unrealized investment gains, net of tax, to Shareholders’ Equity

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2015	2014	2014

Tangible shareholders’ equity	$18,924	$19,011	$19,613
Goodwill	3,594	3,611	3,634
Other intangible assets	284	304	328
Less: Impact of deferred tax on other intangible assets	(57)	(56)	(56)
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,745	22,870	23,519
Net unrealized investment gains, net of tax	1,376	1,966	2,013
Shareholders’ equity	$24,121	$24,836	$25,532

Common shares outstanding	311.2	322.2	339.0

Tangible book value per share	$60.81	$59.00	$57.86
Adjusted book value per share	73.09	70.98	69.38
Book value per share	77.51	77.08	75.32

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	June 30,	December 31,	June 30,
($ in millions)	2015	2014	2014

Debt	$6,350	$6,349	$6,347
Shareholders’ equity	24,121	24,836	25,532
Total capitalization	30,471	31,185	31,879
Net unrealized investment gains, net of tax	1,376	1,966	2,013
Total capitalization excluding net unrealized gain on investments, net of tax	$29,095	$29,219	$29,866

Debt-to-capital ratio	20.8%	20.4%	19.9%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.8%	21.7%	21.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change.  For the Business and International Insurance segment, retention, renewal premium change and new business exclude National Accounts and surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844	860.277.0779
	-or-
	Kellen Booher
	917.778.6027